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Exhibit 15

LETTER FROM ERNST & YOUNG LLP REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Stockholders and Board of Directors
First Data Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of First Data Corporation, for the registration of up to $2,000,000,000 in debt securities, preferred stock and/or common stock, of our reports dated April 21, 2004, July 20, 2004 and October 13, 2004 relating to the unaudited consolidated interim financial statements of First Data Corporation which are included in its Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively.

/s/ Ernst & Young LLP

Denver, Colorado
November 4, 2004

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LETTER FROM ERNST & YOUNG LLP REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION